  Joe Rein hart
 Integrated Alarm Services Group - Investor Relations

Charles May
Integrated Alarm Services Group - President, CEO

Mike Moscinski
Integrated Alarm Services Group - CFO

CONFERENCE CALL PARTICIPANTS

David Simon
Twin Capital - Analyst

   Jonathan Berlin
   RLR Capital -Analyst

Chris Sappleton
    Coliseum -Analyst

Pete Hanson
   Ohio State Teachers - Analyst

PRESENTATION Operator

Good day ladies and gentlemen and welcome to the third quarter 2006 Integrated Alarm Services Group earnings conference call. My name is Minosa, and I will be your coordinator for today. [OPERATOR INSTRUCTIONS] I would now like to turn the presentation over to your host for today's call, Mr. Joe Reinhart. Please go ahead, sir.

Joe Reinhart - Integrated Alarm Services Group - Investor Relations

Thank you Minosa and good morning everyone. Welcome to the Integrated Alarm third quarter 2006 conference call. I'm responsible for Investor Relations for IASG and with me this morning are Charles May, President and CEO; Bruce Quay Chief Operating Officer; and Mike Moscinski, Chief Financial Officer.

I will turn the call over to Chick in a few moments, but first we need to take care of some administrative items. You should have all received by now a copy of the third quarter 2006 press release and our Form 10-Q for the period ending September 30,2006.

If you do not have these documents, they can be accessed on the Integrated Alarm Web site at www.iasg.us. I need to provide the required Safe Harbor language for this call. Some of what we will say will include forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to a number of risks and uncertainties that are disclosed in more detail in yesterday's Q3 press release and our filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from forward-looking statements.

This call contains time-sensitive information that we believe to be accurate today, November 10, and which could change in the future. This call is the property of Integrated Alarms.

Now Charles "Chick" May, lASG's President and CEO, will provide some remarks about the company's third quarter. Mike will follow Chick and provide specifics regarding third quarter financial results and then Chick, Bruce and Mike will be available for comments - and will follow with comments and be available for questions. Chick?

Charles May - Integrated Alarm Services Group - President, CEO

Thank you Joe. I intend to limit my discussion on lASG's corporate activities and the financial results for the third quarter for fiscal 2006 ended September 30,2006, and brief comments regarding our fourth quarter ended December 31,2006.

As a summary, IASG provides wholesale alarm monitoring and financing solutions to residential and commercial security alarm dealers nationwide. At the end of the second quarter, we monitored approximately 600,000 systems on behalf of 5,000 alarm dealers nationwide.

Including our own accounts, we monitor over 740,000 accounts nationwide. This wholesale monitoring business generates approximately 2.9 million of recurring monthly revenues, or RMR. In addition to the wholesale monitoring business, as of September 30,2006, IASG own the equivalent of approximately 148,000 alarm monitoring contracts.

These contracts generate approximately 4.4 million of RMR. We also make loans collateralized by alarm contracts to independent alarm dealers, providing these dealers with the capital necessary to expand their businesses. As of September 30,2006, we had 13.3 million of secured loans outstanding.

At the end of the third quarter, we acquired approximately 9,600 alarm contracts generating 235,000 in RMR. These residential alarm contracts are located in Minnesota and were acquired from the Minnesota Natural Gas Operating Subsidiary of CenterPoint Energy, Minnegasco.

The purchase price for the alarm contracts was 7.8 million and represents a purchase multiple of 33 times RMR. These contracts have been monitored and serviced by our South St. Paul, Minnesota central station since 1998, and as such, the acquisition required minimal integration.

We are very familiar with the characteristics of these accounts and they fit our portfolio acquisition criteria well and with strong geographic concentration. Account concentration is important to achieve both high customer service levels and operational efficiency.

It is interesting to juxtapose the Minnesota acquisition with the Mountain State Alarm sale we concluded at the end of the second quarter. In that case, we sold contracts with aggregate RMR of 212,000 at a multiple of 35 times RMR.

The Mountain State accounts were spread throughout three states and I might add three very large states as a result of our customer service levels were not up to standards. In many, many years of experience in the alarm industry, geographic disbursement of this sort is inefficient, expensive and ultimately results in high attrition.

I will speak about lASG's attrition later during this call. At present, 78% of our own portfolio RMR is residential and 22% is commercial account based. We are headquartered in Albany, New York, and at September 30,2006, we employed 730 people, down from 762 at June 30,2006 and 837 at December 31,2005.

Now let me turn the call over to Mike Moscinski to discuss our financial results for the quarter.

Mike Moscinski - Integrated Alarm Services Group - CFO

Thank you Chick. Revenue for the third quarter ended September 30,2006, was $23.1 million, down 6% from the 24.5 million reported in the third quarter of fiscal 2005, and essentially unchanged from Q2,2006.

The net loss for the third quarter of 2006 was $69.3 million or $2.85 per share based on 24.4 million shares outstanding for the quarter. The net loss for the same period last year was $5.4 million or $0.22 per share and the loss for the second quarter of 2006 was $6.4 million or $0.26 per share.

During the third quarter of 2006, as we have in past years, IASG performed our annual impairment test under Statement of Financial Accounting Standard Number 142, Goodwill and Other Intangible Assets. Let me digress for a moment and discuss this test. This analysis was exhaustive and at times, exhausting.

It was done in conjunction with a leading valuation business, [Dauphin Phelps], and with the assistance of our independent public accountants, PricewaterhouseCoopers. Based upon a review of financial forecasts, operating trends, and comparison of lASG's market price to the company's book value per share, the company determined that good will was impaired at September 30,2006.

As a result of this determination, a non-cash charge to good will of $65 million was reported in the third quarter of 2006. At December 31, 2005, the company had good will of $94.9 million on its balance sheet. As a result of this impairment test and charge and also an impact a few transactions [decalmer notes] to our 10-Q statement, lASG's good will at September 30,2006, was $26.2 million.

This good will was created over several years as a result of numerous acquisitions the company completed. Excluding the non-cash good will impairment charge in the third quarter of 2006, IASG pretax net loss would have been $5.4 million compared to a pretax loss of $6.3 million inQ2of 2006, and a pretax loss of $5.3 million in Q3 of 2005.

Revenue for the first nine months of fiscal 2006 ending September 30, was $70.3 million, down 5% from the same period in
2005. The net loss, including the non-cash impairment charge for the first nine months of 2006, was $79.2 million, or $3.25 per share, compared to a loss of $14,4 million or $0.58 per share for the first nine months of fiscal 2005.

Excluding the impairment charge from the first nine months of fiscal September 30,2006, the pretax net loss would have been $14.9 million. Direct margin in the third quarter was $13.8 million or 60% of revenue, up from the year ago level of 56.0% of revenue. Second quarter 2006 direct margin was $13.3 million or 57.7% of revenue.

Third quarter 2006 general and administrative expenses were $7.8 million, up 800,000 over the second quarter of 2006. However, it should be known that included in Q3,2006, G&A expenses are costs associated with settling litigation to former employees totaling $1.3 million.

Excluding these litigation expenses, third quarter G&A would have been $6.5 million, down $0.5 million from second quarter

2006, and essentially flat from a year earlier. Sales and marketing expenses of $1.3 million for Q3,2006, [inaudible - background noise] $40,000 from last year and down 140,000 from our second quarter, 2006.

The second quarter traditionally has higher sales and marketing expenses than other quarters as a result of trade show activities for our wholesale business and heightened residential alarm customer activities.

Depreciation and amortization in the third quarter of 2006 was $7.1 million, a decrease of $500,000 from a year earlier, and also down 400,000 sequentially from the second quarter of 2006.

Earnings before interest, taxes, depreciation, and amortization, EBITDA was $6.1 million for the third quarter of 2006 versus $6.9 million for the year earlier and $5.5 million in the second quarter of 2006. EBITDA for the nine months ended September 30, 2006 was $19.1 million versus $20.5 million in 2005.

Turning to the balance sheet and our uses of capital, at September 30,2006, we had $16.2 million in cash and cash equivalents and $13.3 million in secured loans. Shareholders' equity at September 30, 2006 was $41.2 million.

In the third quarter of 2006,500,000 was used for CapEx purposes, $9.4 million was used to acquire approximately 9,500 accounts, and a grand total of eight accounts were acquired on conventional or dealer loans in the third quarter of 2006.

The Minnesota Alarm accounts purchased for $7.8 million represented the vast majority of the accounts acquired in the quarter. $1.2 million of new dealer loans were made in the third quarter, and $4.5 million of dealer loans were paid off during the quarter.

Approximately 750 contract equivalents were created organically during the third quarter of 2006, down from approximately 1,100 in the second quarter and up from 600 accounts created in the first quarter. At September 30, 2006, the company had $126 million of debt in capital lease obligations.

This figure is essentially unchanged from the June 30,2006, and December 31,2005 balances. Virtually all this debt, 125 million, is the 12% senior secured notes due 2011. Because these notes have not been registered with the SEC, they currently carry an interest rate of 13%. The interest rate is capped at 13% on the notes.

At September 30,2006, the company had no outstanding balances on our $30 million secured - senior secured credit facility. This facility bears interest at a floating rate equal to LIBOR plus 3.5%.

Now, let me turn the call back to Chick for concluding comments.

Charles May - Integrated Alarm Services Group - President, CEO

Thank you Mike. I'd like to discuss four items before opening the call to questions. First, I'd like to discuss the third quarter impairment charge, then the third quarter attrition, the third quarter operating activities, and some thoughts on expectations going forward.

As it relates to the impairment charges, as Mike mentioned, we performed our annual impairment test in the third quarter and it resulted in a non-cash charge to reduce the good will carried on the books of the company.

This is a significant charge, yet it is important to note that it is not reflective of ongoing operating expenses or current performance of the company. It arises from good will put on the books associated with acquisitions over the past several years.

It should also be noted that this charge does not have any adverse bearing on our loan agreements with LaSalle Bank, or covenants on our long-term debt.

The impairment charge reduces net worth considerably. However, just as the carrying value of alarm contracts on the alarm business books is usually not the value of the contracts in a sale transaction, I do not believe the company's September 30,2006 net worth is indicative of fair market value of IASG.

As to attrition, the third quarter aggregate attrition was 17.6%. This figure is up significantly from the first half of 2006. The increase arose primarily from two principal causes, a third quarter, 2006 increase in over 90-day accounts receivable balances after significant declines in the first half of 2006, and a price increase rolled through the alarm portfolio in the third quarter.

What are the implications of these two causes? Let's discuss the over-90 account balance first, which caused the greatest impact upon attrition. Central to this discussion is the fact that disqualified RMR is RMR with account receivable balances over 90 days from the date of invoice.

Increased disqualified RMR drives attrition higher. Lower disqualified RMR attrition drives it lower. In the first half of 2006, the company made very good progress in collecting and reducing the amount of over 90-day receivables. Over 90-day receivables decreased from 214,000 at December 31,2005, to 60,000 at June 30, 2006.

Now, it has increased again, back up to 73,000 at the end of September. The collection of over 90-day accounts receivable has a very positive effect on attrition as the RMR associated with the collected over 90 day is essentially free or recovered RMR.

In the context of the attrition calculation, the over-90 RMR is brought back to the books and has the effect of dramatically reducing attrition. In being new to ISAG last quarter, I did not realize the magnitude of the 90-day reduction that was causing the attrition to climb and was benefiting from a very successful receivable age collection campaign and resulting lower effect it had on attrition in 2006, first half.

Practically speaking, you can only reduce over 90 so low. Once you achieve a steady state rate of over 90 days receivable, attrition returns to its norm. In the case of third quarter, 2006, actual over 90-day increased slightly from the recent history and the over 90-day increases have the opposite effect resulting in a similar dramatic increase in attrition.

This is what occurred between the first half of 2006 and the third quarter of 2006. During the third quarter, we also implemented a broad-based increase for much of our alarm portfolio. As consumers, we all know a price increase on any good or service is a trigger point relative to our decision to buy that service or good.

Price increases often, and usually do, result in a short-term loss of business and revenue, or in our case, a near-term increase in attrition. The tradeoff of a short-term increase in attrition is higher revenue per account, which is a longer-term benefit for IASG. We experienced some moderate account loss as a result of the third quarter price increase.

We are managing the company on a long-term basis and month-to-month, [out] benefit of higher prices is better on a long-term basis than managing the business simply to avoid a short-term attrition. The third quarter operating performance showed good improvement relative to the top line.

Our commercial alarm business had record sales bookings in the third quarter. Our new commercial installations have increased in each of the last three quarters from an average of 415,000 per month to over 600,000 in Q3.

While the install business is not usually profitable in the alarm market, it is the precursor work that must be done to generate the lucrative commercial alarm monitoring revenue. Our residential alarm business has new general and sales management leadership within the last six months, and this leadership is gaining traction.

Both commercial and residential are now poised to resume organic growth. Operationally, we are in the best position to install service and monitor growth in a number of years. We could not say this a year ago. Our wholesale monitoring business experience of 5% point gain is the right margin.

This result is an increase in consolidated third quarter direct margins, up 60% from 58% in Q2 and 56% a year earlier. In the third quarter, we have refined and developed a better understanding and control of operating expenses.

Excluding the litigation settlement costs Mike discussed, the third quarter, 2006, G&A with 6.5 million, down 0.5 million from the second quarter of 2006. Finally, staffing which I view as an early warning sign of future operating trends remains under good control at 730 people as of September 30th, down from over 830 at December 31st.

In summary, on an adjusted ongoing operating basis, the third quarter of 2006 pretax loss would have been 4.2 million, excluding the impairment charges and the litigation cost reported in the third quarter. This compared favorably with a pretax loss of 6.3 million in the second quarter of 2006, and 5.3 million in the third quarter of 2005.

While we're not happy with the company losing money, we are pleased that the trend is in the right direction. As to expectations going forward, we're in the process as we speak to you right now of finalizing our 2007 budget, so I'm going to limit my comments relative to Q4.

Q4 revenue is expected to be similar to the third quarter with the Minnesota Account additions largely offsetting the revenue diminution effective attrition. Direct margin is also expected to be at a similar level achieved in the third quarter.

Finally, relative to G&A expenses, I also expect the expense to be similar to Q3 levels, adjusting for legal and settlement expenses, and adjusting with some upward pressure from the increase in [PWCPs] and the impairment testing charges.

On the August 1 Oth quarter call, we indicated we expected the second half of 2006 new account additions to be on the order of 5,000 accounts. This figure is after replacement of the Mountain State Alarm account divestiture, which the Minnegasco acquisition achieved.

Though the organic growth and loan conversions in modest account purchases, I believe the target remains realistic. With that said, I'd like to thank you and I'd like to open the floor for questions at this point in time.

QUESTIONS AND ANSWERS Operator

Thankyou sir. [OPERATOR INSTRUCTIONS] And your first question will come from the line of David Simon of Twin Capital. Please go ahead.

David Simon - Twin Capital - Analyst

Yes, hi Chick. I have a question for you. I noticed that secured loans went down by $3 million and cash really didn't change. What happened there?

Charles May - Integrated Alarm Services Group - President, CEO Mike, you want to take that question?

Mike Moscinski - Integrated Alarm Services Croup - CFO

Yes. We had some early pay downs in a few loans during the quarter and we've actually had the payoff of one significant loan since the end of the quarter.

David Simon - Twin Capital - Analyst

Oh, okay. And the question, how big is the NOL?

Mike Moscinski - Integrated Alarm Services Group - CFO

The NOL including the impairment charge is -1 believe it's up to about 115 million if you were to include the impairment charge in that number.

David Simon - Twin Capital-Analyst

And if someone acquired the company, is that preservable?

Mike Moscinski - Integrated Alarm Services Group - CFO

If somebody acquired the company, here again, you can't use NOLs as easily as you could in the old days, but if the companies are both operated and you're careful how you blend the business, you could get some use out of that.

But it's not a one-for-one and it is trickier than in the old days, but if you do operate the company effectively, then yes, you hopefully could use most of that NOL

David Simon - Twin Capital - Analyst Okay, thank you.

Operator

And your next question will come from the line of [Jonathan Berlin] of RLR Capital.

Jonathan Berlin -RLRCapital-Analyst

Good morning, I have a question. Your current board member, former antagonist used to ask about some of the parts calculation and I'd like to see if we can revisit that based on this quarter's numbers and look at that relative to where the stock price is?

Using those same sorts of metrics from the November 14, '05 call, which were effectively 23.5 times wholesale, 32 times retail, 42 times commercial, and backing out your net debt, would today get you an equity value of 423 a share?

A year ago, using those same metrics, or sorry, after the - yes, 10 months ago, you would have gotten about 435, so not really much dimunition there. Can you talk about what you're seeing in the marketplace in terms of those multiples?

Certainly the price you paid for the Minnesota contracts and the price you sold the Mountains for would suggest that 32 might even be a little light and I was wondering if I could get your thoughts on those types of RMR multiples in today's marketplace?

And then secondly, what do you think the company should be doing about that given what the equity value implies and where the current stock price is?

Charles May - Integrated Alarm Services Group - President, CEO

The market prices I think remain fairly strong. The market value for any portfolio is partly dependent on the quality of the portfolio. I think that as an example, when you look at the Minnegasco, it appears on the surface that we got a pretty good deal and we did, but it was partly because of the fact that we were the entrenched service provider already.

And we were able to negotiate a favorable situation because Minnegasco didn't want to go through all the things it would take to separate it from our central stations, pay broker's fees, and a lot of other things. The real value I think of the Minnegasco portfolio on the street if we would have taken out tomorrow, probably 36 or 37 times, and there were people in there expressing interest at those levels and higher.

When we try and relate to our own portfolio, I think the thing that has to happen in our portfolio to raise the multiple value or get us to the higher ends is we have to have a situation where we can effectively replace our attrition. We have to have better customer service and we have to have a better operation.

Not all portfolios are created equal and this one has had a lot of problems, and that's really what we're trying to address. The commercial portfolios remain strong in the marketplace. That's still -- it's one of the desirable portfolios that are out there and I think that is a fairly valued portfolio.

I have not a clue, and Mike, feel free to chime in if he has any thoughts, I'm not a public stock person and I couldn't tell you why -- what's driving these numbers up or down. I mean, for practical purposes, our stock dropped 50,60 cents a share, but nothing - we did nothing one way positive or negative to cause it to go up or down.

So I'm clueless in a sense as to what would cause it to go up or down.

Jonathan Berlin - RLR Capital-Analyst

And in terms of --1 don't know if there are any board members present who could comment on the process in any greater detail in terms of their ability to try to seek out somebody who would be willing to pay those types of multiples.

Certainly, there have been interested buyers in the past year expressing interest at prices at there or higher.

Charles May - Integrated Alarm Services Group - President, CEO

Yes, and Jonathan, I appreciate your frustration and I think everybody's frustration in our unwillingness to comment about the process and the length of the process and the concern with what's going on. The process is moving along. The process really, and for practical purposes did not start from my perspective until July when we hired Hoolihan.

I think it's an ongoing process. It's being actively worked. The board has made the decision not to comment on the process until we have a completion and unfortunately, that's still the position that we're in.

Jonathan Berlin - RLR Capital - Analyst

Okay. I mean, it certainly seems as though - I appreciate that and I appreciate your understanding of investor frustration, particularly given the lack of board communication.

But it certainly seems that if you're going to use conservative multiples and can get to a value that's more than 30% north of here and that actual real market multiples may be even north of that, it seems like it shouldn't be that difficult to conduct this process. But I appreciate your thoughts on it. Thank you.

Operator

[OPERATOR INSTRUCTIONS] Your next question will come from the line of [Chris Sappleton] of [Coliseum].

Chris Sappleton - Coliseum -Analyst

Hi there guys, thanks for taking my call, a couple of quick questions. First, can you give us a sense for the level of restructuring, advisors and legal fees that we can back out as potentially non-recurring?

Charles May - Integrated Alarm Services Group - President, CEO Mike?

Mike Moscinski - Integrated Alarm Services Group - CFO

In terms of advisors and legal fees related to the process of-- relating to the process or to the evaluation work that we just went through?

Chris Sappleton - Coliseum -Analyst

Either/or, the [technical difficulty] company and the Hoolihan fees.

Mike Moscinski - Integrated Alarm Services Group - CFO

Yes, I would say that approximately -1 would say if you were to look at the second and third quarter combined, there's probably about 400,000 in there let's say that would not - would not recur in a normal situation, at least another 100,000 of fees that will absorb related -- to need to go further and do the step two analysis for good will that we haven't had to do in the past.

Chris Sappleton - Coliseum -Analyst

Great, thanks. And lastly, is there any way to quantify or get a better sense for the portion of attrition in the third quarter that we can attribute to the housecleaning of say lower paying accounts that have been historically rolling over on the books?

Charles May - Integrated Alarm Services Group - President, CEO

I don't have a number that I could give you off the top of my head. lt is something we can take a harder look at. The portfolio continues to be actively worked in the 90-day column to try and reduce that. There is some churning of accounts that you're indicating there, but at the moment, I couldn't tell you exactly what the percentage is.

Chris Sappleton - Coliseum - Analyst

Yes, we'll follow up then. Thank you very much guys.

Operator

And your next question will come from the line of [Pete Hanson] of Ohio State Teachers.

Pete Hanson - Ohio State Teachers - Analyst

Can you discuss the penalty rate on the senior notes and just the timeline on getting post register?

Charles May - Integrated Alarm Services Group - President, CEO Mike?

Mike Moscinski - Integrated Alarm Services Group - CFO

Yes. We disclosed in the Q that we would anticipate having it registered and be through all the SEC comments within the next six months. I think we were hoping to have a window here in the last month or so to have filed, and because of the likelihood of the impairment charge, we did not feel it was prudent to file those until this was behind us.

We will be looking at that very shortly here to try to make an aggressive move on it, but it's 1%, that's the max. Hopefully, we can get it behind us in less than the six months, but that's what we've projected in the 10-Q.7

Pete Hanson - Ohio State Teachers - Analyst

Okay. So then there aren't any bottlenecks at the SEC level or anything like that?

Mike Moscinski - Integrated Alarm Services Group - CFO

No. We really haven't filed the comprehensive document with the SEC, so we haven't gone there. We had some other inquiries and discussions with the SEC that should clear the way a little bit, but actually with some of the technical issues we're having with a couple of our subsidiaries, this good will impairment will actually make that process go smoother.

Pete Hanson - Ohio State Teachers - Analyst Okay, great. Thank you.

Operator

[OPERATOR INSTRUCTIONS] You have no further questions at this time. I would like to turn the call over to Mr. May for closing comments.

Charles May - Integrated Alarm Services Group - President, CEO

Thank you. We certainly appreciate everybody attending the call and we look forward to talking to you in the near term. Thank you very much. Operator, please provide our listeners with the details for the replay of the conference call.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. To access the replay of today's call, please dial 1-888-286-8010 using the access code of 75955043. Once again, that dial-in number is 888-286-8010 and the pass code is 75955043. Again, we thank you for participating in today's conference. You may now disconnect. Have a wonderful day.